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                                                                    Exhibit 12.1


                     AAI.FOSTERGRANT, INC. AND SUBSIDIARIES
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES


The following table sets forth the ratio of earnings to fixed charges of AAi.FosterGrant, Inc. and Subsidiaries for each of the five years in the period ended December 31, 1997, the six months ended June 30, 1997 and July 4,
1998 and on a pro forma basis for the year ended December 31, 1997 and the six months ended July 4, 1998. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense, amortization of debt issuance costs, accretion and noncash dividends and the portion of rental expense that is representative of the interest factor) into earnings before income taxes and fixed charges.


                                                                                                    Six Months Ended,
                                              Year Ended December 31                         ------------------------------
                          ----------------------------------------------------------------   June 30,  July 4,     July 4,
                           1993        1994        1995      1996       1997        1997       1997      1998        1998
                          ------      ------      ------     ----      ------     --------   --------  -------     -------
                                                                                 (Pro Forma)                     (Pro Forma)
Earnings before
  income taxes
  excluding accretion
  and non cash
  dividends               $4,954      $2,820      $8,467   $ (859)    $ 1,977     $(1,237)    $1,892    $ (768)    $(2,635)

Interest expense
  including interest
  portion of rental
  expense                    679         506       1,150    1,574       4,316       8,915      2,122     2,862       4,349
Undistributed earnings
  of unconsolidated
  subsidiaries                --        (447)       (275)      --          --          --         --        --          --
                          ------      ------      ------   ------     -------     -------     ------    ------     -------

Earnings before fixed
  charges                  5,633       2,879       9,342      715       6,293       7,678      4,014     2,094       1,714
                          ------      ------      ------   ------     -------     -------     ------    ------     -------
Fixed Charges:
  Interest expense
     including interest
     portion of rental
     expense                  679        506       1,150    1,574       4,316       8,915      2,122     2,862      4,349
  Accretion and
     noncash dividends         --          --         --    2,808       4,386       4,386      2,137     3,239      3,239
                           ------      ------     ------   ------     -------     -------     ------    ------     ------
Fixed charges                 679         506      1,150    4,382       8,702      13,301      4,259     6,101      7,588
                           ------      ------     ------   ------     -------     -------     ------    ------     ------

Ratio of earnings to
  fixed charges             8.30x       5.69x      8.12x       --          --          --        --         --         --
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